UNITED STATES

SECURITIES and EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of report (Date of earliest event reported)               November 18, 2008

FLUSHING FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

000-24272

(Commission File Number)

DELAWARE

(State or other jurisdiction of incorporation)

11-3209278

(I.R.S. Employer Identification Number)

1979 MARCUS AVENUE, SUITE E140, LAKE SUCCESS, NEW YORK 11042

(Address of principal executive offices)

(718) 961-5400

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

( )       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( )       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( )       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

( )       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2008, the boards of directors of Flushing Financial Corporation (the "Company") and its wholly owned subsidiary, Flushing Savings Bank, FSB (the "Bank"), approved a new consulting agreement (the "Agreement") with Gerard P. Tully, Sr., in his capacity as the Chairman of the Board of Directors of the Bank and the Chairman of the Board of Directors of the Company (collectively referred to as "Chairman"), which is effective as of December 1, 2008 and will end on November 30, 2009. The Agreement supercedes the consulting agreement between the Bank, the Company and Mr. Tully dated as of December 1, 1995, as amended, which was scheduled to expire in the current month. The Bank and Company recognize that Mr. Tully, as Chairman devotes substantial time to the business affairs of the Bank and the Company above and beyond that required of directors. Pursuant to the Agreement, Mr. Tully will be paid an aggregate fee of $13,333.33 per month for his additional services in his capacity as Chairman, as Mr. Tully consults with and advises the officers of the Bank and the Company and their respective boards concerning certain business and financial affairs of the Bank and the Company. The Agreement terminates in the event Mr. Tully ceases to be Chairman, in which case he would be paid all compensation due to him at the time of termination, including his full monthly fee for the month in which the termination occurred without regard to the day of the month on which it occurred. In the event Mr. Tully ceases to be Chairman within three months following a "Change in Control" (as defined in the 1996 Restricted Stock Incentive Plan of Flushing Financial Corporation), he would be paid in one lump sum the amount of the aggregate fees that he would have earned if he had continued to serve until the end of the then current term of the Agreement.

Item 9.01(d).	Exhibits

10.1. Consulting Agreement, dated November 18, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLUSHING FINANCIAL CORPORATION

Date: November 18, 2008	By:	/s/ David W. Fry
David W. Fry
	Title:	Executive Vice President, Treasurer
and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
10.1	Consulting Agreement,
dated November 18, 2008.